The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities, and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-267099
Subject to completion, dated November 10, 2022
Preliminary prospectus supplement
(To prospectus dated August 26, 2022)
155,000 shares

Common stock
We are offering 155,000 shares of our common stock.
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “KNSL.” On November 9, 2022, the last reported sale price of our common stock on the NYSE was $318.30 per share.
We intend to use the net proceeds from this offering for general corporate purposes, including to fund organic growth.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our other filings with the Securities and Exchange Commission (the “SEC”) incorporated by reference herein, for a discussion of factors you should consider carefully before investing in our common stock.
The underwriter has agreed to purchase shares of our common stock from us at a price of $   per share, which will result in $   million of net proceeds to us before expenses payable by us. The underwriter may offer the common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting.”
We have granted the underwriter a 30-day option to purchase up to 23,250 additional shares of common stock from us.
Neither the SEC nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriter expects to deliver the shares of common stock through the book-entry facilities of the Depository Trust Company on or about    , 2022.
J.P. Morgan
   , 2022

Prospectus supplement
Prospectus
We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriter have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
S-i

About this Prospectus Supplement
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock. The second part is the accompanying prospectus dated August 26, 2022, which is part of our Registration Statement on Form S-3 and gives more general information, some of which may not apply to this offering.
This prospectus supplement and the information incorporated by reference in this prospectus supplement may add, update or change information contained in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.
This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus related to this offering in making your investment decision. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement and the accompanying prospectus.
Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to the “Company,” “we,” “us” or “our” are to Kinsale Capital Group, Inc. and its subsidiaries. References to “Kinsale Insurance” are to our subsidiary Kinsale Insurance Company, an Arkansas insurance company.
S-ii

Forward-Looking Statements
This prospectus supplement contains or incorporates by reference forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to historical or current facts. These statements may discuss, among other things, our future financial performance, our business prospects and strategy, our anticipated financial position, liquidity and capital, dividends and general market and industry conditions. You can identify forward-looking statements by words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “believes,” “seeks,” “outlook,” “future,” “will,” “would,” “should,” “could,” “may,” “can have” and similar terms. Forward-looking statements are based on management’s current expectations and assumptions about future events, which are subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements are only predictions and are not guarantees of future performance. Actual results may differ materially from those contemplated by a forward-looking statement. Factors that may cause such differences include those described in the “Risk Factors” section of this prospectus supplement, under the heading “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021 and any documents filed subsequent to such Annual Report on Form 10-K that is incorporated by reference herein.
Forward-looking statements speak only as of the date on which they are made. Except as expressly required under federal securities laws or the rules and regulations of the SEC, we do not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.
S-iii

Summary
This summary highlights selected information about us and this offering. This summary is not complete and does not contain all of the information that may be important to you in deciding whether to invest in our common stock. You should read carefully this entire prospectus supplement, the accompanying prospects and the other documents that we incorporate by reference herein.
Our company
Founded in 2009, Kinsale is a property and casualty insurance company that focuses exclusively on the excess and surplus lines (“E&S”) market in the U.S., where we can use our underwriting expertise to write coverages for hard-to-place small business risks and personal lines risks. We market and sell these insurance products in all 50 states, the District of Columbia, the Commonwealth of Puerto Rico and the U.S. Virgin Islands primarily through a network of independent insurance brokers. Our experienced and cohesive management team has an average of over 25 years of experience in the E&S market. Many of our employees and members of our management team have also worked together for decades at other E&S insurance companies.
Our goal is to deliver long-term value for our stockholders by growing our business and generating attractive returns. We seek to accomplish this by generating consistent and attractive underwriting profits while managing our capital prudently. Using our proprietary technology platform and leveraging the expertise of our highly experienced employees in our daily operations, we have built a company that is entrepreneurial and highly efficient. We believe our systems and technology are at the digital forefront of the insurance industry and allow us to quickly collect and analyze data, thereby improving our ability to manage our business and reduce our response times for our customers. We believe that we have differentiated ourselves from our competitors by effectively leveraging technology, vigilantly controlling expenses and maintaining control over our underwriting and claims operations.
The address of our principal executive office is 2035 Maywill Street, Suite 100, Richmond, Virginia 23230. Our phone number is (804) 289-1300. Our website address is www.kinsalecapitalgroup.com. We are not incorporating the contents of our website into this prospectus supplement or the accompanying prospectus.

The Offering
Issuer
Kinsale Capital Group, Inc., a Delaware corporation
Common stock offered by us in this offering
155,000 shares
Underwriter’s option to purchase additional shares
We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 23,250 additional shares of common stock from us.
Common stock outstanding immediately after this offering
23,080,235 shares (23,103,485 shares if the underwriter’s option to purchase additional shares is exercised in full)
Use of proceeds
We estimate that the net proceeds from this offering, after deducting estimated offering expenses payable by us, will be approximately $    million, or $    million if the underwriter’s option to purchase additional shares is exercised in full. We intend to use the net proceeds from this offering for general corporate purposes, including to fund organic growth. See “Use of Proceeds.”
NYSE symbol
KNSL
Risk factors
Investing in our common stock involves risk. You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement, under the heading “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021 and our other filings with the SEC incorporated by reference herein.
Unless otherwise indicated, or the context otherwise requires, the information presented in this prospectus supplement:
•	assumes no exercise by the underwriter of its option to purchase up to an additional 23,250 shares from us;
•	bases the number of shares of common stock outstanding before this offering on 22,925,235 shares of common stock outstanding as of October 21, 2022; and
•
excludes, in reference to the number of shares of common stock outstanding before and immediately after this offering, 2,073,832 shares of common stock reserved for issuance under the Kinsale Capital Group, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”). As of October 21, 2022, options to purchase 1,036,916 shares of our common stock had been granted pursuant to the 2016 Plan. 967,166 of these options had vested as of such date.

Summary Consolidated Financial and Other Data
The following tables set forth summary consolidated financial and other data, at the dates and for the periods indicated. The summary consolidated financial and other data set forth below as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 have been derived from our audited annual consolidated financial statements incorporated by reference in this prospectus supplement. The summary consolidated financial and other data as of September 30, 2022 and for the nine months ended September 30, 2022 and 2021 have been derived from our unaudited interim condensed consolidated financial statements incorporated by reference in this prospectus supplement. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements. In the opinion of our management, our unaudited interim condensed consolidated financial statements incorporated by reference in this prospectus supplement include all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the information set forth herein.
These historical results are not necessarily indicative of the results that may be expected for any future period. The following information is only a summary and should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, each of which is incorporated by reference into this prospectus supplement.
	Nine Months Ended September 30,		Year Ended December 31,
	2022	2021	2021	2020	2019
	(in thousands)
Revenues:
Gross written premiums	$806,625	$560,553	$764,373	$552,814	$389,694
Ceded written premiums	(111,885)	(77,825)	(104,164)	(74,595)	(47,633)
Net written premiums	694,740	482,728	660,209	478,219	342,061
Change in unearned premiums	(116,761)	(65,116)	(77,330)	(65,465)	(59,080)
Net earned premiums	577,979	417,612	582,879	412,754	282,981
Net investment income	33,540	22,466	31,048	26,110	20,133
Change in the fair value of equity securities	(37,199)	13,644	22,812	16,855	12,389
Net realized investment gains	1,535	2,397	2,828	3,533	359
Other income	381	58	212	634	26
Total revenues	576,236	456,177	639,779	459,886	315,888

Expenses:
Losses and loss adjustment expenses	344,333	236,727	324,415	263,802	169,563
Underwriting, acquisition and insurance expenses	117,662	89,490	124,900	94,296	70,217
Interest expense	2,306	752	994	168	—
Other expenses	521	482	669	1,207	57
Total expenses	464,822	327,451	450,978	359,473	239,837
Income before income taxes	111,414	128,726	188,801	100,413	76,051
Income tax expense	19,549	24,387	36,142	11,994	12,735
Net income	91,865	104,339	$152,659	$88,419	$63,316
Underwriting income(1)	$115,984	$91,395	$133,564	$54,656	$43,201
Net operating earnings(2)	$120,039	$91,666	$132,404	$72,313	$53,245

Per common share data:
Basic earnings per share:
Common stock	$4.03	$4.60	$6.73	$3.96	$2.94
Diluted earnings per share:
Common stock	$3.98	$4.53	$6.62	$3.87	$2.86

	At September 30, 2022	At December 31,
		2021	2020
	(in thousands)
Balance sheet data:
Cash and invested assets	$1,947,203	$1,685,717	$1,288,555
Premiums receivable, net	96,102	71,004	48,641
Reinsurance recoverables, net	188,803	122,970	93,215
Ceded unearned premiums	40,924	33,679	24,265
Intangible assets	3,538	3,538	3,538
Total assets	2,464,232	2,025,655	1,546,896
Reserves for unpaid losses and loss adjustment expenses	1,197,317	881,344	636,013
Unearned premiums	471,736	347,730	260,986
Payable to reinsurers	26,323	16,112	12,672
Debt	123,159	42,696	42,570
Total liabilities	1,844,777	1,326,320	970,658
Total stockholders’ equity	619,455	699,335	576,238

Other data:
Tangible stockholders’ equity(3)	$616,660	$696,540	$573,443
Debt to total capitalization ratio(4)	16.8%	5.8%	6.9%
Statutory capital and surplus(5)	$721,560	$606,910	$476,066
	Nine Months Ended September 30,		Year Ended December 31,
	2022	2021	2021	2020	2019
Underwriting and other ratios:
Loss ratio(6)	59.6%	56.7%	55.7%	63.9%	59.9%
Expense ratio(7)	20.3%	21.4%	21.4%	22.8%	24.8%
Combined ratio(8)	79.9%	78.1%	77.1%	86.7%	84.7%

Annualized return on equity(9)	18.6%	22.5%	23.9%	18.0%	18.9%
Annualized operating return on equity(10)	24.3%	19.8%	20.8%	14.7%	15.9%
(1)
Underwriting income is a non-GAAP financial measure. We define underwriting income as net income excluding net investment income, net unrealized gains (losses) on equity securities, net realized gains (losses) on investments, other income, interest expense, other expenses and income tax expense. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, each of which is incorporated by reference herein, and in our Annual Report on Form 10-K for the year ended December 31, 2020, which is not incorporated by reference herein, for a reconciliation of net income to underwriting income.

(2)
Net operating earnings is a non-GAAP financial measure. We define net operating earnings as net income excluding net unrealized gains (losses) on equity securities, after taxes and net realized gains (losses) on investments, after taxes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, each of which is incorporated by reference herein, and in our Annual Report on Form 10-K for the year ended December 31, 2020, which is not incorporated by reference herein, for a reconciliation of net income to net operating earnings.

(3)
Tangible stockholders’ equity is a non-GAAP financial measure. We define tangible stockholders’ equity as total stockholders’ equity less intangible assets, net of deferred taxes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition” in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, each of which is incorporated by reference herein, for a reconciliation of stockholders’ equity to tangible stockholders’ equity.

(4)
The ratio, expressed as a percentage, of total indebtedness for borrowed money, including capitalized lease obligations, to the sum of total indebtedness for borrowed money, including capitalized lease obligations, and total stockholders’ equity.

(5)	For our insurance subsidiary, the excess of assets over liabilities as determined in accordance with statutory accounting principles as determined by the NAIC.

(6)	The loss ratio is the ratio, expressed as a percentage, of losses and loss adjustment expenses to net earned premiums, net of the effects of reinsurance.
(7)	The expense ratio is the ratio, expressed as a percentage, of underwriting, acquisition and insurance expenses to net earned premiums.
(8)
The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

(9)	Return on equity represents net income expressed on an annualized basis as a percentage of average beginning and ending total stockholders’ equity during the period.
(10)
Operating return on equity is a non-GAAP financial measure. We define operating return on equity as net operating earnings expressed on an annualized basis as a percentage of average beginning and ending total stockholders’ equity during the period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, each of which is incorporated by reference herein, and in our Annual Report on Form 10-K for the year ended December 31, 2020, which is not incorporated by reference herein, for a reconciliation of return on equity to operating return on equity.

Risk Factors
You should carefully consider the risks and uncertainties described below or incorporated by reference herein, including the risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, together with the other information included or incorporated by reference in this prospectus supplement, before deciding to invest in our common stock. The risks and uncertainties described below and incorporated by reference herein are not the only ones facing us. There may be additional risks and uncertainties of which we are currently unaware or currently believe to be immaterial. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects.
Risks related to this offering and ownership of our common stock
Our stock price may be volatile, or may decline regardless of our operating performance, and you could lose all or part of your investment.
You should consider an investment in our common stock to be risky, and you should invest in our common stock only if you can withstand a significant loss and wide fluctuation in the market value of your investment. The market price of our common stock could continue to be subject to significant fluctuations in response to the factors described in this “Risk Factors” section, the factors described in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021 to the extent not updated herein and other factors, many of which are beyond our control. Among the factors that could affect our stock price are:
•	actual or anticipated variations in our quarterly and annual operating results or those of other companies in our industry;
•	changes in market valuations of companies perceived to be similar to us;
•	publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;
•
the public’s response to our or our competitors’ filings with the SEC, press releases or other announcements regarding acquisitions, restructurings, litigation, regulation or other strategic actions and significant matters;

•	changes in our Board of Directors, senior management or other key personnel;
•	sales of our common stock, including by our directors, executive officers and principal stockholders;
•	short sales, hedging and other derivative transactions in our common stock;
•	any indebtedness we may incur or securities we may issue in the future;
•	actions by stockholders;
•	the occurrence of severe weather conditions and other catastrophes that affect or are perceived by investors as affecting us or our industry;
•	exposure to capital and credit market risks that adversely affect our investment portfolio or our capital resources;
•	changes in our credit ratings; and
•	the actual or anticipated passage of legislation or other regulatory developments affecting us or our industry.
The securities markets have from time to time experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations, as well as general market, economic and political conditions, such as recessions, loss of investor confidence or interest rate changes, may negatively affect the market price of our common stock.
If any of the foregoing occurs, it could cause our stock price to fall and may expose us to securities class action litigation that, even if unsuccessful, could be costly to defend, divert management’s attention and resources or harm our business.

If securities analysts do not publish research or reports about our business or issue unfavorable commentary or negative recommendations with respect to our common stock, the price of our common stock could decline.
The trading market for our common stock is influenced by the research and reports that equity research and other securities analysts publish about us, our business and our industry. We do not have control over these analysts. Analysts could issue negative recommendations with respect to our common stock or publish other unfavorable commentary or cease publishing reports about us, our business or our industry. If one or more of these analysts cease coverage of us, we could lose visibility in the market. As a result of one or more of these factors, the market price of our common stock price could decline rapidly and our common stock trading volume could be adversely affected.
Our second amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our second amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law or any action asserting a claim against us that is governed by the internal affairs doctrine. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder finds favorable for disputes with us or our directors, officers or other employees and may discourage these types of lawsuits. Alternatively, if a court were to find the choice of forum provision contained in our second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition and results of operations.
Provisions in our second amended and restated certificate of incorporation and by-laws and Delaware law could discourage, delay or prevent a change in control of our company and may adversely affect the trading price of our common stock.
Provisions of our second amended and restated certificate of incorporation and by-laws and Delaware law may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider advantageous, including transactions in which you would otherwise receive a premium for your shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include those which:
•	authorize the issuance of “blank check” preferred stock, which our Board of Directors could issue to discourage a takeover attempt;
•	deny the ability of our stockholders to call special meetings of stockholders;
•	provide that certain litigation against us can only be brought in Delaware;
•	provide that our Board of Directors, without the assent or vote of our stockholders, is expressly authorized to make, alter or repeal our by-laws; and
•	establish advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted on at stockholder meetings.
The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.
In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. This provision of the Delaware General Corporation Law could delay or prevent a change of control of our company, which could adversely affect the price of our common stock.

Future sales, or the perception of future sales, of our common stock may depress the price of our common stock.
We are not restricted from issuing additional shares of our common stock or preferred stock, subject to the lock-up agreement with the underwriter described below, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. In addition, in August 2016, we filed a Registration Statement on Form S-8 under the Securities Act to register shares of our common stock for issuance under the 2016 Plan. As a result, any shares issued under the 2016 Plan and the Form S-8 (and any other plans for which we may file Form S-8s in the future) will be freely tradable in the public market.
In connection with this offering, we, our directors and certain of our executive officers have agreed with the underwriter to a “lock-up,” pursuant to which neither we nor they will sell, hedge or otherwise dispose of any shares without the prior written consent of J.P. Morgan Securities LLC for 30 days after the date of this prospectus supplement, subject to certain exceptions. See “Underwriting.” Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, as well as the perception that when securities are granted under the 2016 Plan (or any other equity incentive plan we may adopt in the future) they will be sold in the public market, could cause the market price of our common stock to decline. Possible sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem necessary or appropriate.
Applicable insurance laws may make it difficult to effect a change of control.
Under applicable Arkansas insurance laws and regulations, no person may acquire control of a domestic insurer until written approval is obtained from the state insurance commissioner following a public hearing on the proposed acquisition. Such approval would be contingent upon the state insurance commissioner’s consideration of a number of factors including, among others, the financial strength of the proposed acquiror, the acquiror’s plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Arkansas insurance laws and regulations pertaining to changes of control apply to both the direct and indirect acquisition of ten percent or more of the voting stock of an Arkansas-domiciled insurer. Accordingly, the acquisition of ten percent or more of our common stock would be considered an indirect change of control of Kinsale Insurance and would trigger the applicable change of control filing requirements under Arkansas insurance laws and regulations, absent a disclaimer of control filing and its acceptance by the Arkansas Insurance Department. These requirements may discourage potential acquisition proposals and may delay, deter or prevent a change of control of us, including through transactions that some or all of our stockholders may consider to be desirable. See “Business—Regulation—Changes of control” in our Annual Report on Form 10-K for the year ended December 31, 2021 incorporated by reference herein.

Use of Proceeds
We estimate that the net proceeds from this offering, after deducting estimated offering expenses, will be approximately $   million, or $   million if the underwriter’s option to purchase additional shares is exercised in full. We intend to use the net proceeds from this offering for general corporate purposes, including to fund organic growth. For a description of compensation payable to the underwriter and reimbursement obligations, see “Underwriting.”

Certain United States Federal Income Tax Considerations for Non-U.S. Holders
The following is a summary of certain U.S. federal income tax considerations generally applicable to Non-U.S. Holders (as defined below) with respect to the ownership and disposition of our common stock. This summary applies only to Non-U.S. Holders who purchase our common stock in this offering and hold our common stock as a capital asset (generally, property held for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular Non-U.S. Holders in light of their particular circumstances or the U.S. federal income tax consequences applicable to Non-U.S. Holders that are subject to special rules, such as controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, banks or other financial institutions, tax-exempt organizations (including private foundations), U.S. expatriates, broker-dealers and traders in securities or currencies, or Non-U.S. Holders that hold common stock as part of a “straddle,” “conversion transaction,” or other integrated investment.
This summary is based on provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect. This summary does not describe any U.S. state, local or non-U.S. income or other tax consequences (including estate, gift and Medicare contribution tax consequences) of owning and disposing of our common stock.
For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, neither a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) nor any of the following:
•	a citizen or individual resident of the United States;
•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our common stock, and partners in such partnerships, should consult their tax advisers as to the U.S. federal income tax consequences applicable to them in their particular circumstances.
EACH NON-U.S. HOLDER SHOULD CONSULT ITS TAX ADVISER REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF OUR COMMON STOCK.
Distributions on common stock
Distributions on our common stock will generally be treated as dividends to the extent such distributions are paid from the Company’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will be treated first as a return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “Sale, exchange or other taxable disposition of common stock.”
The gross amount of any dividends paid to a Non-U.S. Holder with respect to our common stock will generally be subject to withholding of U.S. federal income tax at a rate of 30%, or at a lower rate if an applicable income tax treaty so provides and the Company (or the Company’s agent) has received proper certification as to the application of that treaty.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax described above (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or lower applicable treaty rate).
To claim the benefits of an applicable tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a Non-U.S. Holder will generally be required to provide a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E (if the holder is claiming the benefits of an income tax treaty) or IRS Form W-8ECI (for income effectively connected with a trade or business in the United States) or other suitable form. A Non-U.S. Holder eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisers regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of the treaty.
Sale, exchange or other taxable disposition of common stock
A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax with respect to gain recognized on the sale, exchange or other taxable disposition of our common stock unless (i) the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder), (ii) in the case of a Non-U.S. Holder that is a non-resident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, or (iii) the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of such sale, exchange or other taxable disposition or the period that such Non-U.S. Holder held our common stock and either (a) our common stock was not treated as regularly traded on an established securities market at any time during the calendar year in which the sale, exchange or other taxable disposition occurs, or (b) such Non-U.S. Holder owns or owned (actually or constructively) more than 5% of our common stock at any time during the shorter of the two periods mentioned above. The Company believes it is not, has not been and does not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.
If gain or loss is effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder), the Non-U.S. Holder will be subject to U.S. federal income tax on the net gain from the disposition of our common stock in the same manner in which citizens or residents of the United States would be subject to U.S. federal income tax. In the case of a Non-U.S. Holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). If a Non-U.S. Holder is an individual that is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, the Non-U.S. Holder will generally be subject to a flat income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain recognized on the disposition of our common stock, which may be offset by certain U.S. source capital losses.
Information reporting and backup withholding
Non-U.S. Holders will generally be required to comply with certain certification procedures to establish that they are not a U.S. person in order to avoid backup withholding with respect to dividends or the proceeds of a sale, exchange or other taxable disposition of our common stock. In addition, the Company is required to annually report to the IRS and to each Non-U.S. Holder the amount of any dividends paid to such Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against the Non-U.S. Holder’s U.S. federal income tax liability, provided that certain required information is provided on a timely basis to the IRS.

Foreign account tax compliance act
Withholding at a rate of 30% will generally be required in certain circumstances on dividends on our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, or accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends on our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the Company will in turn provide to the U.S. Department of the Treasury. Prospective investors should consult their tax advisers regarding the possible implications of these rules on their investment in our common stock.

Underwriting
J.P. Morgan Securities LLC is acting as the underwriter of this offering. We have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the price of $    per share, the number of shares of common stock listed next to its name in the following table:
Name	Number of Shares
J.P. Morgan Securities LLC
The underwriter is committed to purchase all the shares of common stock offered by us if it purchases any shares of common stock.
The underwriter may offer the common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the common stock offered hereby, the underwriter may be deemed to have received compensation in the form of an underwriting discount. The underwriter may effect such transactions by selling shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter or purchasers of shares for whom they may act as agents or to whom they may sell as principal.
The underwriter has an option to buy up to 23,250 additional shares of common stock from us to cover sales of shares by the underwriter which exceed the number of shares specified in the table above. The underwriter has 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered.
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, will be approximately $0.3 million. The underwriter has agreed to reimburse us for a portion of our expenses in connection with the offering.
A prospectus in electronic format may be made available on the websites maintained the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter to selling group members that may make internet distributions on the same basis as other allocations.
We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 30 days after the date of this prospectus supplement, other than (a) the shares of our common stock to be sold hereunder, (b) any shares of our common stock issued upon the exercise or vesting of options or other awards granted under our existing incentive plans, (c) any filing of a Registration Statement on Form S-8 relating to our incentive or similar plans, and (d) any equity awards granted under our incentive plan as described in this prospectus supplement or the accompanying prospectus (including, in each case, any documents incorporated by reference).
Our directors and certain of our executive officers have entered into lock-up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 30 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, but not limited to, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or publicly disclose the intention to make any offer, sale, pledge or disposition or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.
The restrictions in the paragraph above shall not apply to (i) transfers of shares of common stock as a bona fide gift or gifts, (ii) distributions of shares of common stock to members, partners, stockholders or other equity owners of our stockholders, (iii) transfers to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our stockholders, (iv) the establishment of a written trading plan pursuant to Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”), for the transfer of shares of our common stock (provided that such plan does not provide for the sale or transfer of shares of our common stock during the restricted period), (v) transfers pursuant to the rules of intestate succession or by will upon death, (vi) transfers to any trust, family limited liability company or like entity for the direct or indirect benefit of the individual or their family and (vii) sales or transfers of common stock made pursuant to a trading plan pursuant to Rule 10b5-1 that has been entered into on or prior to the date of this prospectus supplement; provided that in the case of any transfer or distribution pursuant to clause (i), (ii), (iii), (v) or (vi) each donee, distributee or transferee shall execute and deliver to the underwriter a lock-up letter, subject to certain limited exceptions; and provided, further, that (a) in the case of any transfer or distribution pursuant to clause (i), (ii), (iii), (iv), (v) or (vi) no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made on the earlier of the expiration of the 30-day period referred to above or the due date thereof) and (b) in the case of any sale or transfer pursuant to clause (vii), to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made by or on behalf of the party subject to such lock-up restrictions regarding any such sales or transfers, such announcement or filing shall include a statement to the effect that the sale or transfer was made pursuant to a trading plan pursuant to Rule 10b5-1.
We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.
Our common stock is listed on the NYSE under the symbol “KNSL.”
The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. An affiliate of J.P. Morgan Securities LLC is also party to and lender under our existing credit facility. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold, on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriter may close out any covered short position either by exercising its option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.
The underwriter has advised us that, pursuant to Regulation M of the Securities Act of 1933, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock.
These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.
In addition, in connection with this offering, the underwriter (and selling group members) may engage in passive market making transactions in our common stock on the NYSE prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the NYSE no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.
Selling restrictions
Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement or the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.
Notice to prospective investors in the European Economic Area and the United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
•	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
•	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the bookrunner for any such offer; or
•
in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriter and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the bookrunner have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129. References to the Prospectus Regulation includes, in relation to the United Kingdom, the Prospectus Regulation as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018.
Notice to prospective investors in the United Kingdom
In addition, in the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of common stock in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to prospective investors in Canada
The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to prospective investors in Switzerland
The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to prospective investors in the United Arab Emirates
The shares of common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Notice to prospective investors in Australia
This prospectus supplement and the accompanying prospectus:
•	does not constitute a disclosure document under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);
•
has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act, and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares of common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares of common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Notice to prospective investors in Japan
The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to prospective investors in Hong Kong
The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to prospective investors in Singapore
J.P. Morgan Securities LLC has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, J.P. Morgan Securities LLC has represented and agreed that it has not offered or sold any shares of common stock or caused the shares of common stock to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares of common stock or cause the shares of common stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock, whether directly or indirectly, to any person in Singapore other than:
(a)
to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”) pursuant to Section 274 of the SFA;

(b)
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:
(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;
(iv)	as specified in Section 276(7) of the SFA; or
(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Singapore Securities and Futures Act Product Classification
Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the shares of common stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Legal Matters
Certain legal matters relating to this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Davis Polk & Wardwell LLP, New York, New York.

Experts
The consolidated financial statements and schedules of Kinsale Capital Group, Inc. as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, Independent Registered Public Accounting Firm, incorporated by reference herein, and upon authority of such firm as experts in accounting and auditing.

Where You Can Find More Information
We file annual, quarterly, current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement and the exhibits and schedules thereto are available to the public on the SEC’s website at http://www.sec.gov. You can also access our SEC filings through our website at http://www.kinsalecapitalgroup.com. Except as expressly set forth below, we are not incorporating by reference the contents of the SEC website or our website into this prospectus supplement.
The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus supplement.
Information that we file later with the SEC will automatically update and supersede information in this prospectus supplement or in any documents previously incorporated by reference. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement, or in any documents previously incorporated by reference, have been modified or superseded. See “Incorporation by Reference.”
Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.
In addition, we will make the information filed with, or furnished to, the SEC available free of charge through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained on our website is not a part of this prospectus supplement.

Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to those documents. Any information that we incorporate by reference is considered to be part of this prospectus supplement. We incorporate by reference into this prospectus supplement the following documents:
(a)	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022;
(b)	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on April 28, 2022;
(c)	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the SEC on July 28, 2022;
(d)	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, filed with the SEC on October 27, 2022;
(e)
our Definitive Proxy Statement on Schedule 14A, as amended, originally filed with the SEC on April 12, 2022 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2021);

(f)	our Current Reports on Form 8-K filed with the SEC on May 26, 2022 and July 22, 2022;
(g)
the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 22, 2021, including any amendments or supplements thereto (including Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2021); and

(h)	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of the offering of securities under this prospectus supplement.
We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.
Any statement made in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
You can obtain any of the filings incorporated by reference into this prospectus supplement through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus supplement. You should direct requests for those documents to:
Kinsale Capital Group, Inc.
2035 Maywill Street, Suite 100
Richmond, Virginia 23230
Our reports and documents incorporated by reference herein may also be found in the “Investor Relations” section of our website at http://www.kinsalecapitalgroup.com. The information on our website is not part of this prospectus supplement.

Prospectus
Kinsale Capital Group, Inc.

Common Stock
Preferred Stock
Depositary Shares
and
Warrants
We may offer, issue and sell, together or separately, from time to time:
•	shares of our common stock;
•	shares of our preferred stock, which may be issued in one or more series;
•	depositary shares; and
•	warrants to purchase shares of our common stock or our preferred stock.
In addition, selling stockholders may offer and sell, from time to time, these securities on terms described in a prospectus supplement.
This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.
We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
Investing in the offered securities involves a number of risks. See “Risk Factors” beginning on page 6 of this prospectus and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, and in other documents that we subsequently file with the Securities and Exchange Commission (“SEC”) that are incorporated by reference into this prospectus.
Our common stock is listed on the New York Stock Exchange under the trading symbol “KNSL.” Unless stated otherwise in a prospectus supplement, none of these securities will be listed on any securities exchange.
Neither the SEC nor any state securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 26, 2022.

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ABOUT THIS PROSPECTUS
This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, we may offer and sell, from time to time, the securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of that offering and the offered securities. The prospectus supplement may also add, update, change or supersede information contained in this prospectus. If information varies between this prospectus and any accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement.
You should carefully read this prospectus, any prospectus supplement, any free writing prospectus prepared by or on behalf of us, and the additional information described under the heading “Where You Can Find More Information” and “Incorporation by Reference.”
Unless otherwise stated or the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” or “our” are to Kinsale Capital Group, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement and the exhibits and schedules thereto are available to the public on the SEC’s website at http://www.sec.gov. You can also access our SEC filings through our website at http://www.kinsalecapitalgroup.com. Except as expressly set forth below, we are not incorporating by reference the contents of the SEC website or our website into this prospectus.
The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus.
Information that we file later with the SEC will automatically update and supersede information in this prospectus or in any documents previously incorporated by reference. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus, or in any documents previously incorporated by reference, have been modified or superseded. See “Incorporation by reference.”
Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.
In addition, we will make the information filed with, or furnished to, the SEC available free of charge through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained on our website is not a part of this prospectus.

INCORPORATION BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. Any information that we incorporate by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the following documents:
(a)	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022;
(b)	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on April 28, 2022;
(c)	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the SEC on July 28, 2022;
(d)
our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 12, 2022 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2021);

(e)	our Current Reports on Form 8-K filed with the SEC on May 26, 2022 and July 22, 2022; and
(f)
the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 22, 2021, including any amendments or supplements thereto (including Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2021).

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof and before the termination or completion of this offering of our securities under this prospectus. We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.
Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:
Kinsale Capital Group, Inc.
2035 Maywill Street
Suite 100
Richmond, Virginia 23230
Our reports and documents incorporated by reference herein may also be found in the “Investor Relations” section of our website at http://www.kinsalecapitalgroup.com. The information on our website is not part of this prospectus.

FORWARD-LOOKING STATEMENTS
This prospectus contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to historical or current facts. These statements may discuss, among other things, our future financial performance, our business prospects and strategy, our anticipated financial position, liquidity and capital, dividends and general market and industry conditions. You can identify forward-looking statements by words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “believes,” “seeks,” “outlook,” “future,” “will,” “would,” “should,” “could,” “may,” “can have” and similar terms. Forward-looking statements are based on management’s current expectations and assumptions about future events, which are subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements are only predictions and are not guarantees of future performance. Factors that may cause such differences include those described in the “Risk Factors” section of this prospectus and under the heading “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021 and any documents filed subsequent to such Annual Report on Form 10-K that is incorporated by reference herein.
Forward-looking statements speak only as of the date on which they are made. Except as expressly required under federal securities laws or the rules and regulations of the SEC, we do not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

OUR COMPANY
Founded in 2009, our Company focuses exclusively on the excess and surplus lines (“E&S”) market in the U.S., where we can use our underwriting expertise to write coverages for hard-to-place small business risks and personal lines risks. We market and sell these insurance products in all 50 states, the District of Columbia, the Commonwealth of Puerto Rico and the U.S. Virgin Islands primarily through a network of independent insurance brokers. Our experienced and cohesive management team has an average of over 25 years of experience in the E&S market. Many of our employees and members of our management team have also worked together for decades at other E&S insurance companies.
Our goal is to deliver long-term value for our stockholders by growing our business and generating attractive returns. We seek to accomplish this by generating consistent and attractive underwriting profits while managing our capital prudently. Using our proprietary technology platform and leveraging the expertise of our highly experienced employees in our daily operations, we have built a company that is entrepreneurial and highly efficient. We believe our systems and technology are at the digital forefront of the insurance industry and allow us to quickly collect and analyze data, thereby improving our ability to manage our business and reduce our response times for our customers. We believe that we have differentiated ourselves from our competitors by effectively leveraging technology, vigilantly controlling expenses and maintaining control over our underwriting and claims operations.
The address of our principal executive office is 2035 Maywill Street, Suite 100, Richmond, Virginia 23230. Our phone number is (804) 289-1300. Our website address is www.kinsalecapitalgroup.com. We are not incorporating the contents of our website into this prospectus.

RISK FACTORS
You should carefully consider the risks and uncertainties incorporated by reference herein, including the risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, together with the other information included or incorporated by reference in this prospectus, before deciding to invest in our securities. The risks and uncertainties incorporated by reference herein are not the only ones facing us. There may be additional risks and uncertainties of which we are currently unaware or currently believe to be immaterial. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects.

USE OF PROCEEDS
Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

DESCRIPTION OF SHARE CAPITAL
The following is a description of the material terms of our second amended and restated certificate of incorporation (our “Charter”) and our amended and restated by-laws (“By-Laws”). The following description is intended as a summary only and is qualified in its entirety by reference to our Charter and our By-Laws, which are filed with the SEC and are exhibits to the registration statement of which this prospectus is a part, and the Delaware General Corporation Law (the “DGCL”).
General
Our authorized capital stock consists of:
•	400,000,000 shares of common stock, par value $0.01 per share; and
•	100,000,000 shares of preferred stock, par value $0.01 per share.
At July 22, 2022, there were:
•	22,903,808 shares of common stock issued and outstanding; and
•	no shares of preferred stock outstanding.
Common Stock
We have one class of common stock. All holders of our common stock are entitled to the same rights and privileges, as described below:
Voting Rights
Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of stockholders, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors.
Our By-Laws provide that each director will be elected by a majority of the votes cast with respect to such person, either in person or represented by properly authorized proxy, at each annual meeting at which a quorum is present; provided, that, each director will be elected by a plurality of the votes cast in the case of a contested election.
Dividend Rights
Subject to the prior rights of holders of any then-outstanding shares of our preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared from time to time by our Board of Directors out of funds legally available therefor.
Liquidation Rights
Subject to the prior rights of our creditors and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of our preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets legally available for distribution to stockholders.
Preemptive Rights
Holders of our common stock are not entitled to preemptive or subscription rights.
Preferred Stock
Our Board of Directors has the authority to issue from time to time, without action by our stockholders, preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including voting, dividend, conversion, exchange, redemption and liquidation rights. The rights with respect to a series of preferred stock may be greater than the rights attached to our common stock.

It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our Board of Directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:
•	restricting dividends on our common stock;
•	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;
•	impairing the liquidation rights of our common stock; or
•	delaying, discouraging or preventing a change of control of us.
Anti-takeover Effects of Certain Provisions of Delaware Law, our Charter and our By-Laws
Our Charter and By-Laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and that could make it more difficult to acquire control of our company by means of a tender offer, an open market purchase, a proxy contest or otherwise. These provisions may discourage coercive takeover practices or inadequate takeover bids and are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions that some stockholders may favor or may consider in their best interests. A summary of these provisions is set forth below.
Election of Directors
Our Charter provides that each director will be elected at each annual meeting of stockholders for a term expiring at the next succeeding annual meeting of stockholders and that each director will remain in office until his or her successor is duly elected or qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
If the number of directors is increased, any additional director elected to fill a newly elected directorship will hold office for a term expiring at the next annual meeting of stockholders. In no case will a decrease in the number of directors shorten the term of any incumbent director.
Vacancies Filled by the Board
Our Charter provides that, subject to the terms of any one or more classes or series of preferred stock then outstanding, any vacancy in our Board of Directors whether from an increase in the size of the board or otherwise will be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
Calling of Special Meetings of Stockholders
Our Charter and By-Laws provide that special meetings of our stockholders for any purpose or purposes may be called at any time only (1) by the chairman of our Board of Directors, (2) by our chief executive officer (or, in the absence of a chief executive officer, our president) or (3) pursuant to a resolution adopted by a majority of our Board of Directors. Stockholders do not have the authority to call a special meeting of stockholders.
Advance Notice of Stockholder Nominations and Proposals
Our By-Laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our Board of Directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors, or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions until the next stockholder meeting (i.e., by precluding the conduct of certain business at the current annual meeting if the proper procedures are not followed) that are favored by the holders of a majority of our outstanding voting securities or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
Exclusive Forum
Our Charter provides that the Court of Chancery of the State of Delaware shall be the exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of fiduciary duty owed by any director or officer to us or our stockholders, (3) any action asserting a claim against us pursuant to the DGCL, our Charter or our By-Laws or (4) any action asserting a claim against us governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
“Blank Check” Preferred Stock
We believe that the availability of authorized shares of preferred stock under our Charter provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock are available for issuance without action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed.
Our Board of Directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, a series of preferred stock may impede a business combination by including class voting rights which would enable the holder or holders of such series to block a proposed transaction. Our Board of Directors will make any determination to issue shares of preferred stock based on its judgment as to our and our stockholders’ best interests. Our Board of Directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders may believe to be in their best interests or in which stockholders would have received a premium for their stock over the then-prevailing market price of the stock.
Section 203
Section 203 of the DGCL prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•	before such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;
•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:
•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.
In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares.
Our Charter does not “opt out” of Section 203.
Limitations on Liability and Indemnification of Directors and Officers
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our Charter includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.
In addition, our Charter and By-Laws provide that we indemnify our directors and officers to the fullest extent permitted by law. We also are expressly required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for certain liabilities.
We have also entered into separate indemnification agreements with each of our directors and executive officers. We believe that these Charter and By-Laws provisions and indemnification agreements, as well as our maintaining directors’ and officers’ liability insurance, help to attract and retain qualified persons as directors and officers.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.
Registration Rights
Certain of our stockholders are entitled to rights with respect to the registration of the shares of our common stock they hold under the Securities Act. If these shares of our common stock are registered, they will be freely tradable without restriction under the Securities Act unless acquired or owned by us or one of our affiliates.

DESCRIPTION OF DEPOSITARY SHARES
We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.
The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.
Dividends and Other Distributions
If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.
Redemption of Depositary Shares
If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.
Voting the Preferred Stock
Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.
Amendment and Termination of the Depositary Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.
Withdrawal of Preferred Stock
Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

SELLING SECURITYHOLDERS
Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION
We or the selling securityholders may sell the securities in one or more of the following ways from time to time:
•	to underwriters for resale to purchasers;
•	directly to purchasers;
•	through agents or dealers to purchasers; or
•	through a combination of any of these methods.
In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.
We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement. The prospectus supplement will include the following information, if applicable:
•	the terms of the offering;
•	the names of any underwriters, dealers or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price of the securities;
•	the net proceeds from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•	any offering price to the public;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any commissions paid to agents.
Electronic auctions
We and any selling securityholders may also make sales through the Internet or through other electronic means. Since we and the selling securityholders may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.
Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.
Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

LEGAL MATTERS
Unless otherwise indicated in any accompanying prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS
The consolidated financial statements and schedules of Kinsale Capital Group, Inc. as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2021, have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, Independent Registered Public Accounting Firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.